                                                                   EXHIBIT 3.16

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                            RENT-A-CENTER TEXAS, L.P.

         This Agreement of Limited Partnership of Rent-A-Center Texas, L.P. (as amended from time to time, this "AGREEMENT") is entered into as of November 25, 2002, by and between Rent-A-Center Texas, L.L.C., a Nevada limited liability company, as limited partner (the "LIMITED PARTNER"), and Rent-A-Center, Inc., a Delaware corporation, as the general partner (the "GENERAL PARTNER,") (the Limited Partner and the General Partner may be referred to herein individually as a "PARTNER" and collectively as the "PARTNERS").

                                    RECITALS

         WHEREAS, the Limited Partner and the General Partner each desire to form a limited partnership on the basis of the terms set forth herein.

         NOW, THEREFORE, BE IT RESOLVED, in consideration of the premises and the covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Limited Partner and the General Partner, intending to be legally bound hereby, agree as follows:

                                    AGREEMENT

         1. Formation. The Limited Partner and the General Partner hereby form a limited partnership (the "LIMITED PARTNERSHIP") pursuant to and in accordance with the Texas Revised Limited Partnership Act as set forth in the Revised Civil Statutes of the State of Texas (the "ACT").

         2. Name. The name of the Limited Partnership formed hereby is Rent-A-Center Texas, L.P.

         3. Purpose. The Limited Partnership is formed for the purpose of, and the nature of the business to be conducted and promoted by the Limited Partnership is, any and all lawful purposes for which a limited partnership can be organized and operated in the State of Texas under applicable law.

         4. Entity Classification Election. The General Partner shall timely file with the Internal Revenue Service an "Entity Classification Election" (Form 8832) on behalf of the Limited Partnership, effective as of November 25, 2002, therein electing for the Limited Partnership to be treated as an association taxable as a corporation.

         5. Registered Office. The registered office of the Limited Partnership in the State of Texas is 350 N. St. Paul Street, Dallas, Texas 75201.

         6. Registered Agent. The name of the registered agent of the Limited Partnership for service of process on the Limited Partnership in the State of Texas is CT Corporation System.

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         7.       Officers. The General Partner may, from time to time,
designate and remove one or more persons as officers of the Limited Partnership. Any officer designated shall have such authority and perform such duties as the General Partner may, from time to time, delegate to him or her. The General Partner may assign titles to particular officers. Unless the General Partner decides otherwise, if an officer's title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such person of the authority and duties that would be held by a person with such title in a business corporation. Each of the persons listed below shall serve as an officer of the Limited Partnership in the office set forth opposite such person's name and shall hold such office until such person's successor is duly appointed by the General Partner or until such person's earlier resignation, removal or death:

         Mark E. Speese           Chief Executive Officer
         Mitchell E. Fadel        President and Chief Operating Officer
         Robert D. Davis          Senior Vice President - Finance, Chief
                                     Financial Officer and Treasurer
         Dana F. Goble            Executive Vice President - Operations
         Christopher A. Korst     Senior Vice President - General Counsel
         Anthony M. Doll          Senior Vice President
         C. Edward Ford, III      Senior Vice President
         John H. Whitehead        Senior Vice President
         William C. Nutt          Senior Vice President
         Mark S. Connelly         Senior Vice President
         David G. Ewbank          Senior Vice President
         Richard S. Lillard       Senior Vice President
         Jeff White               Senior Vice President
         David M. Glasgow         Secretary
         Joe Arnette              Vice President - Training
         Kent Brown               Vice President - Development
         Ann Davids               Vice President - Advertising
         Dwight Dumler            Vice President - Assistant General Counsel
         Peter J. Goldreich       Vice President - International Development
         Raymond C. Holladay      Senior Vice President - Personnel and Training
         Kevin Marlin             Vice President - Merchandising
         Gary Wasko               Vice President - IT/Chief Information Officer
         Tony Fuller              Vice President - IT/Chief Technology Officer
         Dave West                Vice President - Product Service
         Jennifer Wisdom          Vice President - Human Resources

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         8.       Partners; Partnership Interest. The names, business addresses and initial interests (expressed as a percentage) in the voting rights and distributions of the Partnership, as may hereafter be adjusted (the "PARTNERSHIP INTERESTS"), of the General Partner and the Limited Partner are as follows:

         GENERAL PARTNER:

       Name                               Address             Partnership Interest
       ----                               -------             --------------------
Rent-A-Center, Inc.                5700 Tennyson Parkway              0.1%
                                   Third Floor
                                   Plano, Texas 75024

         LIMITED PARTNER:

           Name                            Address
           ----                            -------
Rent-A-Center Texas, L.L.C.        429 Max Ct., Suite C              99.9%
                                   Henderson, Nevada  89015

         9. Powers. The General Partner shall be solely and exclusively responsible for the operation and management of the business of the Partnership. In addition to any other rights and powers which it may possess by law, the General Partner shall have all the rights, powers and authorities required or appropriate for the operation and management of the business of the Limited Partnership. Any decision or action by the General Partner shall not require the consent of the Limited Partner except to the extent otherwise required by the Act.

         10. Capital Contributions. Upon the execution of this Agreement, the General Partner shall make an initial capital contribution to the Limited Partnership of cash in an amount equal to one dollar ($1) and the Limited Partner shall make an initial capital contribution to the Limited Partnership of cash in an amount equal to nine hundred ninety-nine dollars ($999). In addition, each Partner shall contribute its pro rata share, based on its respective Partnership Interest, of those certain assets used in the conduct of business by the General Partner's various store operations and headquarters, and the operations thereof, located within the State of Texas, identified in and pursuant to that certain Bill of Sale, Assignment and Assumption Agreement, in substantially the same form as attached hereto as Exhibit "A". No Partner is required to make any additional capital contribution to the Limited Partnership.

         11. Distributions. The General Partner may make distributions, whether distributions of cash or other property, to the extent that the aggregate cash receipts of the Limited Partnership from any source (including loans and capital contributions) exceed the sum of the cash expenditures of the Limited Partnership plus a cash reserve as determined by the General Partner. The timing and amounts of such distributions shall be determined by the General Partner in its sole and absolute discretion. All distributions shall be distributed pro rata to the Partners in accordance with their respective Partnership Interests. If any assets of the Partnership are distributed in-kind to the Partners, the Partners shall own and hold such assets as tenants in common.

         12. Allocations. For purposes of maintaining the books of the Partnership, all items of profit and loss of the Partnership shall be allocated to the Partners in accordance with their Partnership Interests.

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         13.      Liability of Limited Partner. The Limited Partner shall not have any liability for the obligations or liabilities of the Limited Partnership except to the extent provided by the Act.

         14. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Texas, all rights and remedies being governed by said laws.

         15. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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

         IN WITNESS WHEREOF, the undersigned have duly caused this Agreement of Limited Partnership to be executed as of the date first above written.

GENERAL PARTNER:                             LIMITED PARTNER:

RENT-A-CENTER, INC.                          RENT-A-CENTER TEXAS, L.L.C.


By: /s/ MARK E. SPEESE                       By: /s/ JAMES ASHWORTH
    -------------------------------              -------------------------------
    Mark E. Speese                               James Ashworth
    Chairman of the Board                        President
    and Chief Executive Officer

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